Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
ENVIROSTAR, INC.

EnviroStar, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That, at a meeting of the Board of Directors of the Corporation duly called and held, resolutions were duly adopted approving a change in the Corporation’s name from EnviroStar, Inc. to EVI Industries, Inc. and, in connection therewith, setting forth the following amendment to the Certificate of Incorporation of the Corporation, as amended, solely to effect such name change, and declaring said amendment to be advisable.

RESOLVED, that Article FIRST of the Certificate of Incorporation of the Corporation, as amended, is hereby deleted in its entirety and replaced with the following:

“FIRST: The name of the Corporation is EVI Industries, Inc.”

SECOND: That, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, stockholder approval of the amendment was not required, and the amendment was duly adopted and approved in accordance with the provisions of said Section 242.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer, effective as of this 21st day of December, 2018.

By:	/s/ Henry M. Nahmad
Henry M. Nahmad,
Chief Executive Officer